Exhibit 99.1


FOR IMMEDIATE RELEASE

For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586


                   CONGOLEUM CORPORATION REPORTS 2006 RESULTS


MERCERVILLE, NJ, March 21, 2007 - Congoleum Corporation (AMEX:CGM) reported its financial results for the year ended December 31, 2006. Sales for the year ended December 31, 2006 were $ 219.5 million, a decrease of 7.6% compared with the $237.6 million reported in 2005. Net income for 2006 was $0.7 million compared with a net loss of $21.6 million in 2005. The 2006 net income included a $1.3 million gain related to replacement of a major production line component required as a result of an explosion in August 2006. The cost of the replacement equipment, which was covered by insurance, exceeded the depreciated book value of the line by this amount. The 2005 net loss included $25.3 million in charges for asbestos-related reorganization costs. The net income per share in 2006 was $0.08, compared with a net loss per share of $2.61 in 2005.

Roger S. Marcus, Chairman of the Board, commented "Even without the travails of our reorganization, which I will address below, 2006 was one of the most difficult years I can recall. As the year began, retail conditions were fair, and we were still enjoying some remnants of manufactured housing demand arising from the 2005 hurricane season. Unfortunately, the hurricanes also contributed to sharp increases in raw material and energy costs, as well as materials shortages that forced us to change some suppliers. The need to qualify alternate materials on an expedited basis hurt our productivity and costs."

"As we were resuming normal manufacturing efficiencies in the third quarter and seeing some moderation in inflation, we had an explosion that destroyed a major production line providing 50% of our sheet flooring capacity. Fortunately no one was hurt and our insurance covered the cost of replacing the line, but we believe the disruption probably cost us $1 million to $2 million in sales before our inventories were back to a good service position."

"Finally, business declined sharply in the last four months of 2006. After being ahead of prior year sales through August, we ended up with $18.1 million less in sales for the full year as compared to 2005, despite achieving $10 million in price increases. Fourth quarter sales were down 25% from the fourth quarter of 2005. We experienced a $7 million decrease in fourth quarter sales to the manufactured housing industry versus 2005. Sales to this industry were unusually high in the fourth quarter of 2005 due to demand for replacement housing necessitated by that year's hurricane season. In addition, sales to the remodel and new construction markets decreased. The end use demand decline was compounded by inventory reductions in the distribution channel. Our distributors reported all categories of flooring products have suffered from the housing slowdown."

Mr. Marcus continued "Despite sharply higher raw material costs, the difficulty of changing materials, an explosion on our major production line, and an $18 million sales decline, we managed to earn a slight profit of $0.7 million. This performance is testimony to the resolve of our employees who continue to rise to the challenges we face and tighten their belts when needed. We reduced operating expenses by $2 million from 2005 to 2006 despite $1 million of increases in medical and pension costs."

"While we do not anticipate 2007 will see a repeat of the significant inflation, materials shortages, distributor inventory reductions or production disruptions that plagued 2006, we are concerned about the continuing sales softness since last September. To help mitigate the effect of lower sales, we took steps in January 2007 to further reduce our costs and breakeven point. These actions, including an 11% workforce reduction, are expected to save approximately $8.7 million in costs in 2007 (after a $0.4 million severance charge). Because of the timing and the severance charge, we only expect to realize $1.3 million savings in the first quarter of 2007, while the savings for the balance of 2007 should be approximately $2.4 million per quarter."

"We are also pursuing other steps to achieve major reductions in manufacturing costs as well as further improvements in efficiency. At the same time, we are introducing a brand new product line in March that we expect should add to our top line, and our sales and marketing department is implementing additional plans to increase sales or minimize their erosion despite a weak economy. With the lean cost structure we have put in place, we believe we are positioned to weather a continued downturn or benefit significantly from any improvement in market conditions, whichever 2007 may bring."

Mr. Marcus finished "Finally, the saga of our Chapter 11 journey continues. As we reported last month, the bankruptcy judge overseeing our reorganization issued a ruling that our latest plan did not meet certain legal requirements under the asbestos provisions of the bankruptcy code. While this ruling will delay any confirmation until late in the third quarter at the earliest, at least we understand what we need to address so a plan can be approved. We have resumed the court-authorized mediation process to accomplish this."

On December 31, 2003, Congoleum Corporation filed a voluntary petition with the United States Bankruptcy Court for the District of New Jersey (Case No. 03-51524) seeking relief under Chapter 11 of the United States Bankruptcy Code as a means to resolve claims asserted against it related to the use of asbestos in its products decades ago.

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century. Congoleum is a 55% owned subsidiary of American Biltrite Inc. (AMEX: ABL).

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements can be identified by the use of the words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project" and other words of similar meaning. In particular, these include statements relating to intentions, beliefs or current expectations concerning, among other things, future performance, results of operations, the outcome of contingencies such as bankruptcy and other legal proceedings, and financial conditions. These statements do not relate strictly to historical or current facts. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward-looking statements.

Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Any or all of these statements may turn out to be incorrect. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements made in this press release speak only as of the date of such statement. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments, (ii) the availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for the Company for asbestos-related claims,
(iii) the costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (iv) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (v) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (vi) the response from time to time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (vii) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and to obtain exit financing sufficient to provide it with funding that may be needed for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (viii) timely obtaining sufficient creditor and court approval (including the results of any relevant appeals) of any reorganization plan pursued by Congoleum and the court overruling any objections to the plan that may be filed, (ix) compliance with the United States Bankruptcy Code, including
Section 524(g), (x) costs of, developments in, and the outcome of insurance coverage litigation pending in New Jersey state court involving Congoleum and certain insurers, (xi) the extent to which Congoleum is able to obtain reimbursement for costs of the coverage litigation, (xii) the possible adoption of another party's plan of reorganization which may prove to be unfeasible,
(xiii) the possible elimination of the some or all interests of all existing shareholders under a plan that may be proposed by Congoleum or any other party,
(xiv) developments in, and the outcome of, proposed federal legislation that, if adopted, would establish a national trust to provide compensation to victims of asbestos-related injuries that would be funded by assessments against companies with asbestos-related liabilities such as Congoleum, (xv) increases in raw material prices or disruption in supply, (xvi) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xvii) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xviii) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq, (xix) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xx) product warranty costs,
(xxi) changes in distributors of Congoleum's products, (xxii) Congoleum's interests may not be the same as its controlling shareholder American Biltrite, Inc., (xxiii) possible future sales by ABI could adversely affect the market for Congoleum's stock, (xxiv) the outcome of labor negotiations at Congoleum's felt plant and, if those negotiations are not successfully concluded, Congoleum's ability to produce or procure adequate supplies of felt backing for sheet flooring to supply its own production needs and those of its felt customers in the event of a work stoppage, and (xxv) the potential impact if the Company is unable to maintain its listing on the American Stock Exchange. In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of a plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2005 and subsequent filings made by Congoleum with the Securities and Exchange Commission.

                              CONGOLEUM CORPORATION

                              RESULTS OF OPERATIONS

                    (In thousands, except per share amounts.)

                                                                 (Unaudited)
                                                     Three Months            Twelve Months
                                                        Ended                    Ended
                                                     December 31,             December 31,
                                                --------------------    ----------------------
                                                  2006        2005         2006         2005
                                                --------    --------    ---------    ---------

Net Sales ...................................   $ 46,034    $ 61,381    $ 219,474    $ 237,626
Cost of Sales ...............................     35,362      48,157      169,023      183,734
Selling, General & Administrative Expenses ..      9,834      10,542       41,172       43,503
Asbestos Related Reorganization Charges .....         --       9,871           --       25,326
                                                --------    --------    ---------    ---------

Income (Loss) from Operations ...............        838      (7,189)       9,279      (14,937)

Interest Income .............................        128         165          515          438
Interest Expense ............................     (2,870)     (2,623)     (11,387)     (10,411)
Other Income ................................      1,304         122        1,428          760
                                                --------    --------    ---------    ---------
Loss before Income Taxes ....................       (600)     (9,525)        (165)     (24,150)
                                                --------    --------    ---------    ---------
Income Tax (Benefit) ........................       (865)     (2,575)        (844)      (2,575)
                                                --------    --------    ---------    ---------
Net Income (Loss) ...........................   $    265    $ (6,950)   $     679    $ (21,575)
                                                ========    ========    =========    =========

Income (Loss) Per Share, Basic ..............   $   0.03    $  (0.84)   $    0.08    $   (2.61)
                                                ========    ========    =========    =========
Income (Loss) Per Share, Diluted ............   $   0.03    $  (0.84)   $    0.08    $   (2.61)
                                                ========    ========    =========    =========

Weighted Average Number of Common Shares
Outstanding - Basic .........................      8,272       8,262        8,272        8,262
                                                ========    ========    =========    =========
Weighted Average Number of Common Shares
Outstanding - Diluted .......................      8,290       8,262        8,293        8,262
                                                ========    ========    =========    =========

ADDITIONAL FINANCIAL INFORMATION:

Capital Expenditures ........................   $    838    $    634    $   4,642    $   4,274

Depreciation and Amortization ...............   $  2,349    $  2,631    $  10,478    $  11,002

                             CONDENSED BALANCE SHEET

                                 (In thousands)
                                   (Unaudited)

                                                      December 31,  December 31,
                                                         2006           2005
                                                         -----          ----
ASSETS:
Cash .............................................    $  18,591     $  24,511
Restricted Cash ..................................        9,656        11,644
Accounts & Notes Receivable, (net) ...............       17,598        17,092
Inventory ........................................       34,220        34,607
Other Current Assets .............................       25,610        20,139
                                                      ---------     ---------

     Total Current Assets ........................      105,675       107,993

Property, Plant & Equipment (net) ................       67,757        73,207
Other Assets (net) ...............................       10,770         9,412
                                                      ---------     ---------
     Total Assets ................................    $ 184,202     $ 190,612
                                                      =========     =========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Accounts payable, accrued expenses & deferred
  income taxes ...................................    $  46,905     $  63,317
Revolving credit loan - secured debt .............       12,715         9,404
Liabilities subject to compromise - current ......       34,602        23,990
                                                      ---------     ---------
     Total Current Liabilities ...................       94,222        96,711
                                                      ---------     ---------

Liabilities subject to compromise ................      136,533       138,861
Other liabilities ................................           --            --
                                                      ---------     ---------

     Total Liabilities ...........................      230,755       235,572
                                                      ---------     ---------

Stockholders' Equity .............................      (46,553)      (44,960)
                                                      ---------     ---------

Total Liabilities & Stockholders' Equity .........    $ 184,202     $ 190,612
                                                      =========     =========

ADDITIONAL FINANCIAL INFORMATION:

Working Capital ..................................    $  11,453     $  11,282
Current Ratio ....................................          1.1           1.1